Exhibit 10.3.2

PERSONAL GUARANTEE OF ELLIS SMITH

RECITALS

WHEREAS, American Cannabis Company, Inc. (“ACC”), and TEC, LLC (“Buyer”) have entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) under which the Buyer will purchase a majority of the issued and outstanding shares of ACC, resulting in a change of control.

WHEREAS, in connection with the Stock Purchase Agreement, ACC has entered into an Assignment and Assumption Agreement (the “Assignment Agreement”) with Ellis Smith and Hollister & Blacksmith, Inc., under which Ellis Smith and Hollister & Blacksmith, Inc. (collectively, the “Assuming Parties”) shall assume jointly and severally all Assigned Liabilities of ACC, as detailed in Schedule A - “Assigned Liabilities” of the Assignment Agreement.

WHEREAS, under the Assignment Agreement, the Assuming Parties have agreed to indemnify, defend, and hold ACC harmless from any and all losses, claims, damages, liabilities, and expenses arising from the Assigned Liabilities to provide ACC and its officers, directors, and affiliates with a release of claims.

WHEREAS, Ellis Smith has further agreed to provide a personal guarantee of the Assigned Liabilities, ensuring the complete and timely performance of such liabilities to protect ACC from any financial risk related to these obligations.

WHEREAS, ACC, the Buyer, and the Assuming Parties have agreed that the provisions of the Stock Purchase Agreement, Assignment Agreement, and Release of Claims are intended to facilitate the Buyer’s acquisition while safeguarding ACC’s interests in the event of any future bankruptcy or insolvency proceedings involving the Assuming Parties.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and in the agreements referenced above, the parties hereby agree as follows:

DEFINITIONS

1.       “Assigned Liabilities” shall mean all liabilities, obligations, debts, claims, and expenses, both known and unknown, contingent or accrued, that have been assumed by Ellis Smith and Hollister & Blacksmith, Inc. pursuant to the Assignment and Assumption Agreement and listed in Schedule A – “Assigned Liabilities.”

2.       “Assuming Parties” shall collectively refer to Ellis Smith and Hollister & Blacksmith, Inc., who are jointly and severally responsible for the Assigned Liabilities as outlined in this Agreement and in the Assignment and Assumption Agreement.

3.       “Bankruptcy or Insolvency Proceeding” shall mean any voluntary or involuntary case under Title 11 of the United States Code (the U.S. Bankruptcy Code), or any other legal process or proceeding under federal, state, or foreign law for the adjustment, restructuring, reorganization, liquidation, or discharge of debts of Ellis Smith or Hollister & Blacksmith, Inc.

4.       “Buyer” shall refer to TEC, LLC, the entity purchasing a majority of the issued and outstanding shares of American Cannabis Company, Inc. (“ACC”) as described in the Stock Purchase Agreement.

5.       “Guarantor” shall refer to Ellis Smith, who has agreed to guarantee the performance of the Assigned Liabilities personally.

6.       “Release of Claims” shall refer to the mutual release between ACC and the Assuming Parties, whereby ACC is indemnified and held harmless from any future claims, damages, or liabilities arising from the Assigned Liabilities.

7.       “Stock Purchase Agreement” shall mean the agreement between ACC and TEC, LLC for purchasing a majority of ACC’s issued and outstanding shares, resulting in a change of control.

8.       “UCC Interests” shall mean the security interests perfected by the “Saunders Entities” or his affiliates pursuant to Uniform Commercial Code (UCC) filings over the assets and licenses previously held by ACC.

SECTION 1 PERSONAL GUARANTEE

1.       Personal Guarantee of Assigned Liabilities

Ellis Smith (“Guarantor”) hereby personally guarantees the full and timely performance of all Assigned Liabilities detailed in this Agreement. Should Guarantor or any affiliated entity, including Hollister & Blacksmith, Inc., enter into or become subject to any bankruptcy or insolvency proceeding, this personal guarantee shall remain enforceable and binding, ensuring the complete discharge of all liabilities assumed from ACC. This guarantee is intended to survive any bankruptcy or similar proceedings, including under 11 U.S.C. § 523(a), which may render certain debts nondischargeable due to the nature of the obligations or any potential fraudulent conduct. This guarantee shall be enforceable to the maximum extent permitted by applicable law and shall not be invalidated by any automatic stay under 11 U.S.C. § 362 or otherwise.

2.       Indemnification of ACC

Ellis Smith and Hollister & Blacksmith, Inc. (collectively, the “Assuming Parties”) agree to indemnify, defend, and hold harmless ACC, along with its officers, directors, shareholders, affiliates, employees, and agents, from and against all losses, claims, damages, liabilities, costs, and expenses, including reasonable attorney fees, arising from or related to the Assigned Liabilities. This indemnity obligation shall remain effective despite any termination of this Agreement and shall not be affected by any bankruptcy or insolvency proceedings involving the Assuming Parties.

3.       Acceleration of Obligations upon Bankruptcy Filing

In the event that the Guarantor initiates or becomes subject to a bankruptcy or insolvency proceeding, all remaining obligations under the Assigned Liabilities shall become immediately due and payable in full, regardless of any previously agreed payment schedule or terms under this Agreement. This acceleration clause is intended to survive and operate in conjunction with 11 U.S.C. § 502 (allowance of claims or interests) to ensure that ACC may assert the total value of the liabilities as a claim in any bankruptcy proceeding.

4.       Cross-Default Provision

A bankruptcy or insolvency event involving the Guarantor shall constitute a default under this and all related agreements with ACC. Upon such default, ACC shall have the right, at its discretion, to terminate this Agreement, demand immediate payment of all outstanding obligations, or pursue any other necessary actions to protect its interests. This cross-default provision is intended to give ACC standing to pursue a claim for the total outstanding balance under 11 U.S.C. § 365(e), recognizing any default triggered by a bankruptcy filing as an actionable claim.

5.       Waiver of Certain Defenses

Guarantor hereby waives any and all defenses, claims, set-offs, and counterclaims that may be available to the Guarantor with respect to the enforcement of this personal guarantee, including, without limitation, any defense based on (i) lack of enforceability of the underlying debt, (ii) any extension, modification, or delay in enforcement by ACC, or (iii) any failure by ACC to pursue or exhaust other remedies.

6.       No Right of Set-Off

The Guarantor shall have no right to set off, offset, or reduce the amounts owed under this personal guarantee based on any claims, rights, or counterclaims he may assert against ACC or any related entity or affiliate.

7.       Continuation Upon Assignment

The obligations of the Guarantor under this personal guarantee shall remain in full force and effect regardless of any assignment of rights by ACC under this Agreement. Guarantor hereby consents to any such assignment and agrees that the guarantee shall continue for the benefit of ACC’s successors and assigns.

8.       Consent to Jurisdiction and Venue

Guarantor consents to the exclusive jurisdiction and venue of the [appropriate court and jurisdiction, e.g., “state and federal courts of Colorado for any disputes arising under this personal guarantee and waives any right to challenge such jurisdiction or venue based on inconvenient forum or similar grounds.

9.       Survival of Obligations

The obligations of the Guarantor under this personal guarantee shall survive the termination of this Agreement and any bankruptcy or insolvency proceedings involving the Guarantor or Hollister & Blacksmith, Inc., to the fullest extent permitted by law.

10.       Subordination of Guarantor’s Claims

Any claim that the Guarantor or Hollister & Blacksmith, Inc. may have against ACC, whether now existing or hereafter arising, shall be subordinate in priority and right of payment to all obligations of the Guarantor under this personal guarantee, and Guarantor agrees that no payment on such subordinated claims shall be made until the Assigned Liabilities are fully satisfied.

11.        Survival of Obligations

SECTION 2 REPRESENTATIONS OF GUARANTOR

1.       Knowledge of Scope and Implications of Guarantee

The Guarantor hereby represents and warrants that he fully understands the scope, nature, and extent of his personal guarantee of the Assigned Liabilities as detailed in this Agreement. The Guarantor acknowledges that his guarantee is intended to be enforceable to the maximum extent permitted by law, including without limitation under applicable provisions of the United States Bankruptcy Code, Title 11 of the United States Code (the “Bankruptcy Code”).

2.       Understanding of Bankruptcy Code Implications

The Guarantor represents that he is aware that certain obligations under this Agreement, particularly those related to the Assigned Liabilities, may be treated as nondischargeable in bankruptcy pursuant to 11 U.S.C. § 523(a) and other applicable provisions of the Bankruptcy Code. The Guarantor further acknowledges that, to the extent permitted by law, this guarantee is intended to survive any bankruptcy proceeding initiated by or against the Guarantor or Hollister & Blacksmith, Inc.

3.       Independent Legal and Financial Advice

The Guarantor represents and warrants that he has consulted with independent legal and financial advisors regarding the implications of this personal guarantee, including but not limited to the enforceability of this guarantee under the Bankruptcy Code and the potential risks and liabilities involved. The Guarantor affirms that he has had adequate opportunity to review and understand the terms of this Agreement and the potential implications should he or Hollister & Blacksmith, Inc. enter into bankruptcy or insolvency proceedings.

4.       No Reliance on Representations Outside Agreement

The Guarantor further represents and warrants that he is not relying on any statements or representations by ACC or its affiliates, officers, attorneys, or agents except as expressly stated in this Agreement. He acknowledges that he understands and accepts the risk that this personal guarantee may remain enforceable in bankruptcy, irrespective of other claims or obligations that may be discharged or altered.

American Cannabis Company, Inc.

By:

Name: Ellis Smith

Title: Director, CEO, CFO

Date: November 1, 2024

Ellis Smith, Individually

By:

Signature:

Date: November 1, 2024

Hollister & Blacksmith, Inc.

By:

Name: Ellis Smith

Title: CEO, President

Date: November 1, 2024